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                                            Filed pursuant to Rule No. 424(b)(3)
                                                          File Number 333-105740

                           PROSPECTUS SUPPLEMENT NO. 3

      (to Prospectus dated June 10, 2003, Prospectus Supplement No. 1 dated
       June 24, 2003, and Prospectus Supplement No. 2 dated June 27, 2003)

                                2,887,425 SHARES

                         AMERICAN TECHNOLOGY CORPORATION

                                  COMMON STOCK

This Prospectus Supplement No. 3 supplements our prospectus dated June 10, 2003, Prospectus Supplement No. 1 dated June 24, 2003, and Prospectus Supplement No. 2 dated June 27, 2003. The prospectus relates to the resale of shares of our common stock by the selling stockholders identified in the prospectus (including their transferees, pledgees, donees or other successors). You should read this Prospectus Supplement No. 3 in conjunction with the prospectus and the prior prospectus supplements listed above.

AMENDMENTS TO SELLING STOCKHOLDER TABLE

         The information relating to NGHK Holdings, LLC and certain footnotes contained in the first table of selling stockholders listed in the prospectus is hereby amended as follows:

                          COMMON       COMMON
                          STOCK        STOCK                      TOTAL COMMON      MAXIMUM
                        UNDERLYING   UNDERLYING                      STOCK         NUMBER OF
                         SERIES E      COMMON                     BENEFICIALLY       SHARES         SHARES OF COMMON STOCK
                        PREFERRED      STOCK       OUTSTANDING    OWNED BEFORE      OFFERED           BENEFICIALLY OWNED
SELLING STOCKHOLDER       STOCK       WARRANT     COMMON STOCK      OFFERING         HEREBY             AFTER OFFERING
-------------------       -----       -------     ------------      --------         ------             --------------

                           (1)          (2)           (27)            (3)             (4)

         NAME             NUMBER       NUMBER        NUMBER          NUMBER          NUMBER          NUMBER          %
         ----             ------       ------        ------          ------          ------         -------         ---
NGHK Holdings, LLC          --           --          350,115        423,685         350,115 (18)    299,041         1.9%


(1) Represents shares of common stock issuable upon conversion of an aggregate of 263,250 shares of Series E Preferred Stock assuming a conversion price of $2.00 per share and assuming the shares are held to the December 31, 2006 end of their term. The holders of our outstanding shares of Series E Preferred Stock may convert these shares into shares of our common stock at a conversion price equal to the lower of $3.25 or 90% of volume-weighted average price of our common stock for the five trading days prior to conversion. The conversion rate cannot however be lower than $3.25 before September 30, 2003, or lower than $2.00 after such date. The conversion value of the Series E Preferred Stock is the original purchase price, increased by $.60 per year from February 28, 2003. The actual number of shares of common stock issuable upon conversion of the Series E Preferred Stock may be less than set forth in the chart depending on when conversion occurs.

(18) Kwok Hung Ng is believed by us to have sole voting and investment power with respect to the securities held. Includes 125,000 common shares issued to selling stockholder upon the exercise of a common stock warrant described in footnote (2) and 22,000


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         common  shares  issued to the selling  stockholder  upon  exercise of a common stock warrant described in footnote (5). Also includes 150,602 common shares issued upon conversion of a convertible subordinated note
         with  a  principal  balance  of  $250,000.   The  selling   stockholder
         voluntarily converted 75,000 shares of Series E Preferred Stock into 237,615 common shares on August 26, 2003, and exercised common stock warrants to purchase 112,500 common shares at $3.25 per share on June 27, 2003.

(27) Represents shares of common stock issued upon the exercise of warrants to purchase common shares and the conversion of Series E Preferred Stock into common shares (See Notes 1 and 2).

          The date of this prospectus supplement is September 4, 2003.